Exhibit 99.1

CONTACTS:	James Winschel, Senior Vice-President and Chief Financial Officer Jill Baker, Vice President of Investor Relations (781) 434-4118

PAREXEL REPORTS FIRST QUARTER FISCAL 2005 FINANCIAL RESULTS

- Q1 operating margin of 7.3% drives EPS growth of approximately 17% -

Boston, MA, October 20, 2004 – PAREXEL International Corporation (Nasdaq: PRXL) today announced its financial results for the first quarter ended September 30, 2004.

For the three months ended September 30, 2004, PAREXEL’s consolidated service revenue declined 0.5% to $131.5 million compared with $132.1 million in the prior year period. Operating income was $9.6 million, or 7.3% of consolidated service revenue, in the first quarter of Fiscal 2005 versus operating income of $7.8 million, or 5.9% of consolidated service revenue, in the comparable quarter of the prior year. Net income for the quarter was $5.7 million, or $0.21 per diluted share, compared with net income of $4.7 million, or $0.18 per diluted share, for the quarter ended September 30, 2003.

Effective with the September 2004 reporting period, certain components of the Company’s strategic business units were reorganized to better align services offered to clients and to ensure a more integrated selling effort. Specifically, the Company’s clinical operations were consolidated by moving Clinical Pharmacology (Phase I) from the PAREXEL Consulting Group (PCG) to Clinical Research Services (CRS), and Phase IV clinical operations from Medical Marketing Services (MMS) to CRS. The remaining businesses of PCG and MMS were then combined to form the new PAREXEL Consulting and Marketing Services (PCMS) business segment. These changes resulted in various reclassifications to the historical financials, but had no impact on the Company’s total revenue, expenses, operating income, net income, or balance sheet. The current and historical quarterly numbers shown in the Segment Information financial table contained in this press release reflect the changes. The financial numbers have also been reclassified for Fiscal 2003 and Fiscal 2004, and may be found in the Investor Relations section of the Company’s website under “Additional Financials”.

On a segment basis, service revenue for the first quarter of Fiscal 2005 was $89.9 million in CRS, $32.4 million in PCMS, and $9.2 million in Perceptive Informatics, Inc.

Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “We achieved the first quarter’s strong operating margin improvement and earnings per share growth through tight control of direct costs and SG&A expenses. Although revenue growth in the first quarter was below expectations, primarily due to project cancellations and project start-up delays, we expect new business performance to improve, and will maintain a relentless focus on operations to ensure that we deliver our earnings per share goals.”

The Company issued forward-looking guidance regarding revenue and earnings per share for the second quarter of Fiscal 2005 (ending December 31, 2004) and for Fiscal 2005. For the second quarter of Fiscal 2005, the Company anticipates reporting consolidated service revenue in the range of $135 to $140 million and earnings per diluted share in the range of $0.22 to $0.23. For Fiscal 2005, the Company anticipates reporting consolidated service revenue in the range of $565 to $585 million and earnings per diluted share in the range of $0.99 to $1.07 (versus previously issued revenue guidance of $610 to $630 million and earnings per diluted share in the range of $0.98 to $1.08). The decrease in total year service revenue guidance is attributable primarily to project cancellations and start-up delays, lower new business assumptions, and revised foreign exchange rate assumptions.

PAREXEL’s First Quarter Earnings Conference Call will begin at 10 a.m. ET on Wednesday, October 20th and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at http://www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial (612) 332-0820 and ask to join the PAREXEL quarterly conference call.

PAREXEL is one of the largest biopharmaceutical outsourcing organizations in the world, providing a broad range of knowledge-based contract research, medical marketing and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. With a commitment to providing solutions that expedite time-to-market and peak market penetration, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and medical consulting, industry training and publishing and other drug development consulting services. Its information technology subsidiary, Perceptive Informatics, Inc., develops and offers a portfolio of innovative technology-based products and services that facilitate clinical drug development and are designed to decrease time to peak sales. The technology portfolio includes web-based portal solutions and tracking tools, Interactive Voice Response Systems (IVRS), Clinical Trial Management Systems (CTMS), electronic diary and investigator database solutions. Perceptive also offers advanced medical diagnostics services to assess rapidly and objectively the safety and efficacy of new drugs, biologics, and medical devices in clinical trials. PAREXEL’s integrated services, therapeutic area depth and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL operates in 52 locations throughout 35 countries around the world, and had 4,885 employees as of September 30, 2004.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the second quarter and full Fiscal Year 2005. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry; competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the Fiscal Year ended June 30, 2004 as filed with the SEC on September 10, 2004, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	(Unaudited)
	For the three months ended September 30,
	2004	2003
Service revenue	$131,511	$132,123
Reimbursement revenue	27,175	21,468

Total revenue	158,686	153,591
Costs and expenses:
Direct costs	83,690	85,848
Reimbursable out-of-pocket expenses	27,175	21,468
Selling, general and administrative	31,841	32,468
Depreciation and amortization	6,410	5,987

Income from operations	9,570	7,820
Other (loss) income	(436)	294

Income before income taxes	9,134	8,114
Provision for income taxes	3,535	3,124
Minority interest (benefit) expense	(57)	258

Net income	$5,656	$4,732

Earnings per common share:
Basic	$0.22	$0.18
Diluted	$0.21	$0.18
Shares used in computing earnings per common share:
Basic	26,027	25,860
Diluted	26,583	26,592

Balance Sheet Information	(Preliminary)
	September 30,	June 30,	September 30,
	2004	2004	2003
Billed accounts receivable, net	$107,024	$127,494	$124,741
Unbilled accounts receivable, net	101,999	94,462	86,053
Deferred revenue	(132,310)	(145,409)	(118,584)

Net receivables	$76,713	$76,547	$92,210

Cash and marketable securities	$93,391	$95,607	$80,146
Working capital	$149,319	$145,408	$140,993
Total assets	$487,166	$502,996	$448,221
Stockholders’ equity	$250,910	$246,760	$234,632
Quarterly Supplemental Financial Data
Total revenue	$158,686	$175,300	$153,591
Investigator fees	13,809	18,224	24,290

Gross revenue	$172,495	$193,524	$177,881

DSO	41	36	48

PAREXEL International Corporation
Segment Information
($ in thousands)

	Three months ended
	September 30,
	2004	2003 *
Clinical Research Services (CRS)
Service revenue	$89,926	$93,930
% of total service revenue	68.4%	71.1%
Gross profit	$33,001	$35,990
Gross margin % of service revenue	36.7%	38.3%
PAREXEL Consulting & Marketing Services (PCMS)
Service revenue	$32,356	$30,050
% of total service revenue	24.6%	22.7%
Gross profit	$10,886	$6,585
Gross margin % of service revenue	33.6%	21.9%
Perceptive Informatics, Inc. (PII)
Service revenue	$9,229	$8,143
% of total service revenue	7.0%	6.2%
Gross profit	$3,934	$3,700
Gross margin % of service revenue	42.6%	45.4%
Total service revenue	$131,511	$132,123
Total gross profit	$47,821	$46,275
Gross margin % of service revenue	36.4%	35.0%

*	FY 2004 numbers have been adjusted to reflect the FY 2005 presentation. Clinical Pharmacology (Phase I) and some other clinical support services were moved from the former PCG unit to CRS. Also, Phase IV clinical operations were moved from MMS to CRS. The remaining businesses of PCG and MMS were combined to form PCMS.